SALT LAKE CITY, UTAH--(BUSINESS WIRE)-October 15, 2002-Little Creek, Inc. (OTCBB Symbol: "LCRK"), announced today the filing of a Definitive Information Statement regarding (1) a change of domicile from the State of Utah to the State of Delaware; (2) the acquisition of The Mortgage Store Financial, Inc., a California corporation ("Mortgage Store"), pursuant to the terms of a Plan of Reorganization and Stock Exchange Agreement dated April 5, 2002 (the "Agreement"); (3) the election of the current members of the Board of Directors of Mortgage Store to serve as the directors of the Company following the Closing of the reorganization; and (4) to change the name of the Company
following the Closing to "TMSF Holdings, Inc."   The meeting of stockholders
has been set for October 28, 2002.

The acquisition will be effected through the newly-formed subsidiary of the Company, Little Creek, Inc., a Delaware corporation ("Little Creek - Delaware"), with the Company issuing 9,500,000 shares of common stock to the sole stockholder of Mortgage Store.

Following the Closing and the cancellation of certain shares of the Company that are owned by certain principal stockholders pursuant to the Agreement, Little Creek - Delaware is expected to have 9,836,365 shares issued and outstanding.

Further information regarding this acquisition and the business operations to which the Company is a successor is contained in the Company's Definitive Information Statement dated which was filed with the Securities and Exchange Commission on October 4, 2002. The Information Statement may be accessed at www.sec.gov in the Edgar Archives.

As a result of the Closing of the reorganization, the executive officers and directors of the Company will resign, and, Raymond Eshaghian, H. Wayne Snavely and Massoud Yashouafar will comprise the entire Board of Directors of TMSF Holdings, Inc.

Mortgage Store, a direct mortgage lender, solicits, processes and funds single family residential mortgage loans that are sold in cash transactions to investors in the secondary market.





For further information please call Travis T. Jenson, 4685 So. Highland Drive, #202, Salt Lake City, Utah 84117; Telephone: 801-278-9424